EXHIBIT 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

Stellar Pharmaceuticals Announces Record First Quarter Financial Results and Profitability

London, Ontario June 4, 2009 – Stellar Pharmaceuticals Inc. (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost effective products for select health care markets, today announced that Stellar finished the period with the highest revenues it has ever reported for a first quarter.  Stellar’s total revenues for the first quarter increased by 46.5% to $772,500 compared to $527,400 for the same period in 2008. The growth in revenue was strong in all markets, with the more established Canadian market up over 28% and international sales of NeoVisc and Uracyst up 224.4%. International sales have been strengthened with new partners in key European markets for Uracyst. Reorders early in the 2nd quarter from these new licensees is encouraging and increases our expectations for the year.

The strong revenue growth led to Gross profit being up 43.6% for the quarter, which resulted in net income for the period of $25,200 compared to a loss of $98,800 for the same quarter in 2008.

“The results of this quarter and subsequent events leads us to believe that the corporate strategies we have in place are finally showing the results we anticipated.” said Peter Riehl, Stellar’s President and CEO, “ We are very encouraged by these results and look forward to a very productive year ahead.”

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis;

and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For More Information Please Contact:

Stellar Pharmaceuticals Inc.

Arnold Tenney

Peter Riehl

Or

(416) 587-3200

President & CEO

(800) 639-0643 or (519) 434-154    0

e-mail    Corpinfo@StellarPharma.com

STELLAR PHARMACEUTICALS INC.

CONDENSED BALANCE SHEETS

(Expressed in Canadian Dollars)

ASSETS

		As at March 31, 2009	As at December 31, 2008
		(Unaudited)	(Audited)
CURRENT
Cash and cash equivalents		$2,340,735	$2,105,966
Accounts receivable		317,936	549,055
Inventories		215,603	212,445
Loan receivable		18,369	18,369
Prepaid, deposits and sundry receivables		236,799	130,515
		3,736,851	3,380,901
PROPERTY, PLANT AND EQUIPMENT		1,235,801	1,270,257
OTHER ASSETS		72,112	65,495
		$5,044,764	$4,716,653
LIABILITIES

CURRENT
Accounts payable		$415,256	$173,812
Accrued liabilities		270,032	186,201
Deferred revenues		700	1,749
		685,988	361,762

CONTINGENCIES AND COMMITMENTS

SHAREHOLDERS’ EQUITY
CAPITAL STOCK
AUTHORIZED
Unlimited	Non-voting, convertible, redeemable, and retractable preferred shares with no par value

Unlimited	Common shares with no par value
ISSUED
23,555,040	Common shares (2008 – 23,702,540)	8,209,778	8,261,403
(60,000)	Treasury shares (2008 – (147,500))	(21,292)	(51,625)
	Additional paid-in capital for cancelled common shares	2,329	2,329
	Additional paid-in capital options – outstanding	35,965	35,965
	– expired	722,372	722,372
		8,949,152	8,970,444
DEFICIT		(4,590,376)	(4,615,553)
		4,358,776	4,354,891
		$5,044,764	$4,716,653

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS) AND DEFICIT

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period Ended March 31
	2009	2008
		(Note 17)
PRODUCT SALES	$544,419	$329,456
COST OF PRODUCTS SOLD	154,955	97,327
MARGIN ON PRODUCTS SOLD	389,464	232,129

ROYALTY AND LICENSING REVENUES	228,096	197,956

GROSS PROFIT	617,560	430,085

EXPENSES
Selling, general and administrative	578,052	490,991
Research and development	5,608	53,818
Amortization (non-manufacturing property, plant and equipment)	13,698	13,167
	597,358	557,976

INCOME (LOSS) FROM OPERATIONS	20,202	(127,891)
INTEREST AND OTHER INCOME	4,975	29,074
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS) FOR THE PERIOD	25,177	(98,817)
DEFICIT, beginning of period	(4,615,553)	(4,576,621)
DEFICIT, end of period	$(4,590,376)	$(4,675,438)

EARNINGS (LOSS) PER SHARE	$0.00	$0.00

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	23,527,318	23,822,540

STELLAR PHARMACEUTICALS INC.

CONDENSED INTERIM STATEMENTS OF CASH FLOWS

(Expressed in Canadian Dollars)

(Unaudited)

	For the Three Month Period Ended March 31
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES -
Net income (loss)	$25,177	$(98,817)
Items not affecting cash
Amortization	34,995	30,383
Unrealized foreign exchange (gain) loss	1,394	(13,150)
Issuance of equity instruments for services rendered	—	5,589
Change in non-cash operating assets and liabilities	203,044	(112,184)

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITES	264,610	(188,179)

CASH FLOWS USED IN INVESTING ACTIVITES -
Additions to property, plant and equipment	(197)	(15,906)
Increase in other assets	(6,957)	(6,063)

CASH FLOWS USED IN INVESTING ACTIVITES	(7,154)	(21,969)

CASH FLOWS USED IN FINANCING ACTIVITES -
Repurchase of common shares for cash	(21,292)	—

CASH FLOWS USED IN INVESTING ACTIVITES	(21,292)	—

EFFECT OF EXCHANGE RATES ON CASH HELD IN FOREIGN CURRENCY	(1,395)	13,150
CHANGE IN CASH AND CASH EQUIVALENTS	234,769	(196,998)

CASH AND CASH EQUIVALENTS, beginning of period	2,105,966	3,211,126

CASH AND CASH EQUIVALENTS, end of period	$2,340,735	$3,014,128

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